Exhibit 99.1

Curis Announces Proposed Public Offering of Common Stock

LEXINGTON, Mass., December 8, 2020 (PRNEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, today announced its intention to offer and sell shares of its common stock in an underwritten public offering pursuant to an existing shelf registration statement. Curis intends to grant the underwriters a 30-day option to purchase additional shares in an amount of up to 15% of the shares sold in the public offering, on the same terms and conditions.

Cantor Fitzgerald & Co. and JonesTrading Institutional Services LLC are acting as joint lead book runners.

Curis intends to use the net proceeds from the public offering, together with its existing cash and cash equivalents, to continue development of CA-4948, in collaboration with Aurigene, and CI-8893, in collaboration with ImmuNext, and for general working capital and capital expenditures.

The securities in the public offering described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-224627) that was filed with the United States Securities and Exchange Commission (“SEC”) on May 3, 2018, and declared effective by the SEC on May 17, 2018. The offering can be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022 or by email at prospectus@cantor.com.

The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Curis, Inc.

Curis is a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer. In 2015, Curis entered into a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-327, as well as the IRAK4 kinase inhibitor, CA-4948. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin lymphoma and in a Phase 1 trial in patients with acute myeloid leukemia and myelodysplastic syndromes. In addition, Curis is engaged in a collaboration with ImmuNext for development of CI-8993, a monoclonal anti-VISTA antibody, which is currently undergoing testing in a Phase 1a/1b trial in patients with solid tumors. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma.

Forward-Looking Statements:

Any statements in this press release about future expectations, plans and prospects for Curis, Inc., including statements about Curis’s anticipated public offering, anticipated use of proceeds and plans and prospectus for Curis, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “seek,” “strategy,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not Curis will be able to raise capital through the sale of shares of common stock, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Curis will be able to complete the proposed public offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the proposed public offering, Curis and its business can be found under the caption “Risk Factors” included in Curis’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, Curis’s preliminary prospectus supplement to be filed with the SEC on December 8, 2020, and in other filings that Curis periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent Curis’s views as of the date hereof. Curis anticipates that subsequent events and developments will cause Curis’s views to change. However, while Curis may elect to update these forward-looking statements at some point in the future, Curis specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Curis’s views as of any date subsequent to the date hereof.

For More Information:

Investor Relations

Stephanie Ascher

Stern Investor Relations, Inc.

(212) 362-1200

Stephanie.ascher@sternir.com